UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): May 21, 2008

BLUE COAT SYSTEMS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-28139	91-1715963
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

420 North Mary Avenue

Sunnyvale, California 94085

(408) 220-2200

(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Election of James R. Tolonen

On May 21, 2008, the Board of Directors (the “Board”) of Blue Coat Systems, Inc. (the “Company”) increased its size from five to six members, and elected James R. Tolonen to the Board. Mr. Tolonen also was appointed as a member of the Audit Committee.

Mr. Tolonen currently serves as Senior Group Vice President and Chief Financial Officer of Business Objects, an SAP Company (“Business Objects”), which is an enterprise solutions provider. Mr. Tolonen served as the Senior Group Vice President and Chief Financial Officer of Business Objects, S.A. (NASDAQ: BOBJ) and was responsible for all of its finance and administration functions from January 2, 2003 until January 15, 2008, when it was acquired by SAP AG (NYSE: SAP). Mr. Tolonen served as the Chief Financial Officer and Chief Operating Officer of IGN Entertainment Inc., from October 1999 to December 2002. Mr. Tolonen holds a Bachelor of Science degree in Mechanical Engineering and a Master of Business Administration from the University of Michigan. Mr. Tolonen is also a Certified Public Accountant.

Consistent with the Company’s FY2009 Director Compensation Program described below, Mr. Tolonen will receive an annual retainer of $24,000 in connection with his service on the Board and will receive an annual retainer of $10,000 in connection with his service on the Audit Committee. Upon his election to the Board, Mr. Tolonen was awarded an initial stock option grant covering 15,000 shares of the Company’s Common Stock, which shares vest annually over four years. Commencing in 2009, Mr. Tolonen further will receive an annual stock option grant covering 1,000 shares of the Company’s Common Stock for his service on the Audit Committee and an annual grant covering 8,000 shares of Common Stock for his service on the Board. Such awards vest annually over four years.

Fiscal Year 2009 Compensation of Non-Employee Members of the Board

On May 21, 2008, the Board approved a new compensation program for Non-Employee Members of the Board for Fiscal Year 2009 (the “FY2009 Director Compensation Program). The FY2009 Director Compensation Program includes the payment of cash compensation to each Non-Employee Member of the Board, as follows:

Annual Board Member Retainer	$24,000
Annual Chairman of the Board Retainer	$10,000
Annual Retainer for Committee Chairmen
Audit Committee	$35,000
Compensation Committee	$10,000
Nominating/Corporate Governance Committee	$5,000
Annual Committee Member Retainer
Audit Committee	$10,000
Compensation Committee	$8,000
Nominating/Corporate Governance Committee	$5,000

All cash compensation is payable quarterly in arrears. A retainer for Committee membership is only paid if an individual does not serve as Chairman of the Committee.

In addition to the establishment of cash compensation, the FY2009 Director Compensation Program effects certain reductions in the automatic stock option grants made under the Company’s 2007 Stock Incentive Plan (the “Plan”) and extends the vesting period of certain automatic grants made under the Plan. The FY2009 Director Compensation Program provides for the following option grants:

1. An individual who first becomes a member of the Board shall be granted a stock option covering 15,000 Common Shares on the date he or she first joins the Board.

2. Upon the conclusion of the regular annual meeting of the Company’s stockholders, each individual who will continue serving as a member of the Board shall be granted a stock option covering 8,000 Common shares.

3. Upon the conclusion of the regular annual meeting of the Company’s stockholders, and in addition to the award for Board service referenced above, each individual who will serve as a member of the Audit Committee (but not as the Chairman) shall be granted an option covering 1,000 Common Shares and each individual who will continue serving as Chairman of the Audit Committee shall be granted an option covering 2,000 Common Shares.

4. As provided in the Plan, no award shall be granted upon the conclusion of a regular annual meeting to an individual that has received an award for commencement of service on the Board during that calendar year.

5. Each stock option shall become exercisable in four equal annual installments over the four-year period commencing on the date of grant

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

99.1	Press Release of Blue Coat Systems, Inc. dated May 22, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUE COAT SYSTEMS, INC.

DATE: May 22, 2008	By:	/s/ Betsy E. Bayha
Betsy E. Bayha Senior Vice President, General Counsel and Secretary